As filed with the Securities and Exchange Commission on June 28, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MALLINCKRODT PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-1088325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1st Floor, 20 On Hatch

Lower Hatch Street, Dublin 2, Ireland

(Address of principal executive offices)

EMPLOYEE MATTERS AGREEMENT EQUITY AWARDS

(Full title of the plan)

Peter G. Edwards, Esq.

Director

Mallinckrodt

675 James S. McDonnell Blvd.

Hazelwood, MO 63042

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (314) 654-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Ordinary Shares, par value $0.20	3,050,000	$37.66	$114,863,000	$15,667.32

(1)	The ordinary shares, par value $0.20 per share, referred to as the Ordinary Shares, of Mallinckrodt plc, referred to as the Registrant, on this Form S-8 consist of Ordinary Shares that may be issued by the Registrant pursuant to the Employee Matters Agreement by and between Covidien plc and the Registrant, dated as of June 28, 2013, under equity awards, including stock options, restricted units and performance units, granted to current and former employees and directors of Covidien plc prior to the Distribution (as defined below). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, referred to as the Securities Act, this registration statement also covers an indeterminate number of Ordinary Shares of the Registrant, that may become available under the foregoing plan as a result of a stock split, stock dividend or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(h)(1) of the Securities Act, based upon the aggregate exercise price of the stock options registered on this Form S-8, and pursuant to Rule 457(c) of the Securities Act of 1933, as amended, for all other equity awards registered on this Form S-8 based on the average of the high and low prices for the Ordinary Shares in the “when issued” trading market as reported on the New York Stock Exchange on June 26, 2013.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering [—] ordinary shares, par value $0.20 per share, of the Registrant issuable pursuant to the terms of Article IV of the Employee Matters Agreement. Article IV of the Employee Matters Agreement provides that equity awards granted to employees and directors of Covidien plc prior to the Distribution who become employees of the Registrant in connection with the Distribution will be converted into equity awards with respect to Ordinary Shares in connection with the Distribution. The Employee Matters Agreement was entered into in connection with the separation of the Pharmaceuticals business of Covidien plc (“Covidien”) from the rest of Covidien by means of a dividend in specie of its Pharmaceuticals business, to be effected by the transfer of the Pharmaceuticals business from Covidien to the Registrant and the issuance by the Registrant of Ordinary Shares directly to Covidien’s shareholders (the “Distribution”). The Distribution is expected to be effective on June 28, 2013.

PART I

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the plan as required by Rule 428(b).

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission, referred to as the Commission, are incorporated herein by reference:

1.	The Registrant’s Registration Statement on Form 10 (Commission File No. 001-35803) initially filed on February 1, 2013, as amended by Amendment No. 1 on March 15, 2013, Amendment No. 2 on May 8, 2013, Amendment No. 3 on May 31, 2013, Amendment No. 4 on June 4, 2013 and Amendment No. 5 on June 5, 2013 under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act;

2.	The description of the Registrant’s Ordinary Shares contained in the Registrant’s Information Statement, filed as Exhibit 99.1 to the Registration Statement on Form 10 dated June 5, 2013 (Commission File No. 001-35803), including any amendment or report filed for the purpose of updating such description.

3.	The Registrant’s Current Report on Form 8-K filed on June 21, 2013 (other than the portions thereof that are furnished under Item 2.02 and Item 7.01, including any exhibits included with such Items).

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of Ireland.

The Registrant’s articles of association confer an indemnity on its directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts. The Irish Companies Acts only permit a company to pay the costs or discharge the liability of a director or the Secretary where judgment is given in his/her favor in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or Secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of the Registrant. Any obligation of an Irish company which purports to indemnify a director or secretary of an Irish company over and above this will be void under Irish law, whether contained in its articles of association or any contract between the director and the company.

In addition, the articles of association of the Registrant also contain an indemnity for officers (other than the Secretary).

The directors of the Registrant may on a case-by-case basis decide at their discretion that it is in the best interest of the Registrant to indemnify an individual director from any liability arising from his or her position as a director of the Registrant. However, this discretion must be exercised bona fide in the best interests of the Registrant as a whole.

Irish companies may take out directors’ and officers’ liability insurance, as well as other types of insurance, for their directors and officers. The Registrant has taken out directors’ and officers’ liability insurance.

On June 28, 2013, the Registrant expects to enter into deeds of indemnification with each of its directors and Secretary (the “Deeds of Indemnification”), and Mallinckrodt Brand Pharmaceuticals, Inc., a Delaware corporation which will become a wholly owned subsidiary of the Registrant upon the completion of the separation of the Pharmaceuticals business of Covidien plc from the rest of Covidien plc (“Brand Pharma”), expects to enter into indemnification agreements with each of the Registrant’s directors and Secretary (the “Indemnification Agreements”), substantially in the forms filed as Exhibits 10.13 and 10.14, respectively, to the Registrant’s Registration Statement on Form 10 filed with the SEC on May 31, 2013. The Deeds of Indemnification and Indemnification Agreements (together, the “Indemnification Arrangements”) will provide, respectively, that the Registrant and Brand Pharma will, to the fullest extent permitted by law, indemnify each indemnitee against claims related to such indemnitee’s service to the Registrant, except (i) in respect of any claim as to which a final and non-appealable judgment is rendered against the indemnitee for an accounting of profits made from the purchase or sale by such indemnitee of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act or similar provision of any federal, state or local laws; (ii) in respect of any claim as to which a court of competent jurisdiction has determined in a final and non-appealable judgment that indemnification is not permitted under applicable law; or (iii) in respect of any claim as to which the indemnitee is convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year). Because the Registrant is an Irish public limited company, its ability to provide indemnification is subject to the limitations under the Irish Companies Acts specified above. The Indemnification Agreements will provide for Brand Pharma to advance the indemnitee’s expenses subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The Indemnification Agreements will further provide that prior to seeking an indemnification payment or expense advancement from Brand Pharma under the Indemnification Agreement, the indemnitee shall seek an indemnification payment or expense advancement under any applicable insurance policy and shall request that the Registrant consider in its discretion whether to make such indemnification payment or expense advancement. The Deeds of Indemnification will provide that the Registrant will consider whether to make such indemnification payment or expense advancement based on the facts and circumstances related to the request. In the event an indemnification payment or expense advancement is not received pursuant to an insurance policy, or from the Registrant, within five business days of the later of the indemnitee’s request of the insurer and his or her request of the Registrant, the indemnitee shall be entitled to receive such indemnification payment or expense advancement from Brand Pharma pursuant to the terms of the Indemnification Agreement. Any appropriate person or body consisting of a member or members of the Board of Directors of the Registrant (the “Board”) or any other person or body appointed by the Board who is not a party to the particular proceeding with respect to which the indemnitee is seeking indemnification, or an independent counsel (if a change of control as defined in the Indemnification Arrangements has occurred), may preclude an indemnification payment or expense advance under the Indemnification Arrangements if such person or body determines that the indemnitee is not permitted to be indemnified under applicable law. The indemnitee seeking indemnification may challenge such determination. The Deeds of Indemnification will provide that in the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows the Registrant to indemnify such indemnitee under its articles of association as then in effect, the Registrant will reimburse Brand Pharma for any related indemnification payments or expense advancements. Indemnification and advancement of expenses will not be made under the Indemnification Arrangements in connection with proceedings brought by the indemnitee against the Registrant or any of its subsidiaries or any director or officer of the Registrant or any of its subsidiaries, except in specified circumstances.

The foregoing is only a general summary of certain aspects of Irish law, the articles of association of the Registrant and the Deeds of Indemnification and the Indemnification Agreements and does not purport to be complete. It is qualified in its entirety by reference to the provisions of Irish law, the articles of association of the Registrant filed as Exhibit 4.1 hereto and the form of Deed of Indemnification and form of Indemnification Agreement filed as Exhibits 10.13 and 10.14, respectively, to Mallinckrodt’s Registration Statement on Form 10 filed with the SEC on May 31, 2013.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hazelwood, Missouri, on June 28, 2013.

MALLINCKRODT PUBLIC LIMITED COMPANY

By:	/s/ Peter G. Edwards
Name:	Peter G. Edwards
Title:	Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter G. Edwards and Miriam Rogers Singer, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their said capacities on June 28, 2013:

Signature	Title	Date

/s/ Mark Trudeau Mark Trudeau	Director	June 28, 2013

/s/ Matthew K. Harbaugh Matthew K. Harbaugh	Director	June 28, 2013

/s/ Peter G. Edwards Peter G. Edwards	Director	June 28, 2013

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of the Memorandum and Articles of Association of Mallinckrodt plc (incorporated by reference to Exhibit 3.1 of Amendment No. 2 to the Company’s Registration Statement on Form 10 filed on May 8, 2013, File No. 001-35803).

4.2	Form of Employee Matters Agreement by and between Covidien plc and Mallinckrodt plc (incorporated by reference to Exhibit 10.3 of Amendment No. 3 to the Company’s Registration Statement on Form 10 filed on May 31, 2013, File No. 001-35565).

5.1	Opinion of counsel.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Deloitte & Touche LLP.*

23.3	Consent of counsel (included in Exhibit 5.1).*

*	Filed herewith.